Exhibit 10.20

July 31, 2025
Re:	KLIM Investment

This letter agreement (the “Agreement”) is entered into as of July 31, 2025, by and among the entities listed on Schedule I attached hereto (each, an “Investor” and together, the “Investors”), Great Elm Real Estate Ventures, LLC, a Delaware limited liability company (“GEG Ventures”), and, solely for purposes of Paragraphs 2 and 3, Great Elm Group, Inc., a Delaware corporation (“GEG”). The Investors and GEG Ventures are referred to herein as the “Parties,” and each, a “Party.”

In consideration of the mutual promises of the Parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the Parties hereto as follows:

1.
Profit Interest. If and when GEG Ventures makes any distribution in respect of its common equity interests (the “Common Interests”), GEG Ventures shall pay to the Investors in the respective amounts set forth on Schedule I attached hereto, at the same time as such distributions, an amount equal to its Profit Interest Percentage of the aggregate amount of such distributions and such payment hereunder. “Profit Interest Percentage” shall mean 15.00%; provided that the Profit Interest Percentage shall increase by 1.00% for each $10,000,000 drawn under the DDTL Commitments (as defined in the Loan Agreement, dated July 31, 2025, among Monomoy Properties REIT, LLC, as borrower, certain funds managed by Kennedy Lewis Investment Management, LLC, as lenders (collectively, the “Lenders”), and ALTER DOMUS (US) LLC, as administrative agent for the Lenders), up to a maximum Profit Interest Percentage of 20.00%.
2.
Future Participation Right.
(a)
Following the date hereof, if GEG or any of its affiliates proposes to make any equity investment in GEG Ventures, such investment shall be in the form of preferred equity interests (the “Preferred Interests”). Each Investor shall have the right, but not the obligation, to purchase from GEG a participation interest (a “Participation Interest”) in the pro rata amount of any such issuance of the Preferred Interests, representing the Profit Interest Percentage (as of the date of issuance) thereof. The purchase price for such Participation Interest shall be an amount in cash equal to the original issue price of the Preferred Interests, plus any accrued and unpaid return thereon (calculated in accordance with the governing documents of GEG Ventures) through the date of purchase (the “Purchase Price”), and, for the avoidance of doubt, shall be on the same terms and conditions applicable to GEG (and/or its applicable affiliates). Any such purchase shall be consummated pursuant to a purchase agreement in customary form, to be reasonably agreed upon by the Parties at the time of purchase.
(b)
GEG Ventures shall deliver a written notice to each Investor (at the address set forth on its respective signature page hereto) of any opportunity to purchase participation interests in the pro rata amount of any issuance of the Preferred Interests from GEG pursuant to Paragraph 2(a), no later than five (5) business days after the date of the funding that gives rise to such opportunity.
3.
Tag-Along Right.
(a)
In the event that GEG or any of its affiliates (the “Selling Tag Party”) elects to transfer twenty-five percent (25%) or more of its Common Interests or the participation interests in the Preferred Interests to a third party (such party, a “Third Party,” and such transfer, a “Transfer”), in one transaction or a series of related transactions, then each Investor shall have the right, but not the obligation, to participate in such Transfer by including a pro rata portion of its: (i) profits interests, in the case of a Transfer of Common Interests, or (ii) participation interests in the Preferred Interests, in the case of a Transfer of the participation interests in the Preferred Interests, in each case on the same terms and conditions, including the form and amount of consideration, as applicable to the Selling Tag Party in such Transfer.
(b)
Prior to the consummation of any proposed transfer described in Paragraph 3(a), the Selling Tag Party shall deliver a written notice (the “Tag-Along Notice”) to each Investor (at the address set forth on its respective signature page hereto) which such notice shall also (i) state the name of the Selling Tag Party, (ii) state the identity of the proposed Third Party, (iii) state the portion of the Selling Tag Party’s Common Interests and/or Preferred Interests to be sold, (iv) state the proposed purchase price and form of consideration of payment and all other material terms and conditions of such sale, (v) include a calculation of the consideration per Common Interest and/or the participation interests in the Preferred Interest to be received by each Investor who elects to participate, (vi) confirm that the Third Party has been informed of the “tag-along” rights provided in this Paragraph 3 and has agreed to purchase the profits interest and/or the participation interests in the Preferred Interests in accordance with the terms hereof, and (vii) be accompanied by a written offer from the Third Party. The Selling Tag Party shall have sole discretion to determine the timing and manner of the sale, and the right to transfer shall be exercisable by written notice to the Selling Tag Party given within ten (10) days after receipt by the applicable Investor of the Tag-Along Notice specifying the amount of profits interest and/or number of Preferred Interests with respect to which such Investor shall exercise its rights under this Paragraph 3.
4.
Reporting. After each fiscal quarter, GEG Ventures shall provide the Investors as soon as available (and in any event within 60 days of the end of such quarter) an unaudited consolidated balance sheet of GEG Ventures and its subsidiaries as of the end of such quarter, and an unaudited consolidated statement of income of GEG Ventures and its subsidiaries for such quarter.
5.
Confidentiality.
(a)
Each Party agrees that, without the prior written consent of the other Party, it shall keep confidential and refrain from using and disclosing, and shall direct its affiliates and its and their respective officers, directors, employees, members, partners, agents and advisors (including, but not limited to, accountants, tax advisors, attorneys, consultants and investment advisers) (collectively, “Representatives”), to refrain from using and disclosing to any person the existence and contents of this Agreement and any confidential information received from either Party or any person who controls, is controlled by or is under common control with either Party related to and in connection with this Agreement (collectively, “Confidential Information”), provided that: (i) either Party may disclose Confidential Information to its Representatives; (ii) Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a violation of this Paragraph 5; and (iii) nothing herein shall prohibit the disclosure of any Confidential Information that is required to be disclosed: (A) for purposes of enforcing the terms of this Agreement or (B) under applicable law or in response to any subpoena, court order, interrogatory, request for information or documents, civil investigative demand or similar legal process, or pursuant to any request or demand (whether or not having the force of law) of, or in the course of any examination by, any court, governmental or regulatory body or agency or self-regulatory organization, including any tax audit, provided that the Party intending to disclose Confidential Information in accordance with this clause (iii) shall, except in the case of any ordinary course examination or tax reporting, to the extent permitted by law or the applicable requesting body (and if not initially so permitted, as soon as practicable once permitted): (x) notify the other Party of such event (including commercially reasonable detail as to the terms and circumstances surrounding any request to disclose) to afford such other Party with a reasonable opportunity to seek a protective order or undertake any other reasonable means to preserve the confidentiality of any information that such other Party reasonably believes to be of a proprietary or competitively sensitive nature; (y) furnish only such Confidential Information as such Party reasonably believes they are required to disclose; and (z) exercise such Party’s reasonable efforts to request that confidential treatment will be accorded to the disclosed Confidential Information.

(b)
Except as required by applicable law, GEG Ventures shall not publicly identify any Investor or any of its affiliates by name or identifiable description without such Investor’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed). In the event that GEG Ventures is legally required to make such disclosure (a “Public Disclosure”), then GEG Ventures shall, to the extent permitted by applicable law, notify each Investor and their counsel of its intent to make a Public Disclosure at least two business days prior to such disclosure which notice shall also contain the form, content and manner of disclosure. GEG Ventures will provide each Investor with the opportunity to review and comment on the Public Disclosure and use reasonable efforts to incorporate each Investor’s additions to and/or other modifications prior to the disclosure thereof.
6.
Termination. This Agreement shall terminate without further obligation (including that GEG Ventures shall have no further obligation to make any payments hereunder) upon the earlier of: (i) any Change in Control, in which event each Investor shall be entitled to receive its respective Profit Interest Percentage of any proceeds payable in respect of the Common Interests in such transaction; or (ii) the mutual written agreement of the Parties. “Change in Control” means (a) any transaction that results in any person or group acquiring equity interests that represent at least a majority of the total voting power of GEG Ventures, (b) any sale or disposition of all or substantially all of the assets of GEG Ventures, or (c) any merger or consolidation of GEG Ventures with or into any person(s), in each case other than any transaction with any affiliate of GEG.
7.
No Joint Venture; Tax Treatment. The Parties intend that, other than for U.S. federal and applicable state and local tax purposes, nothing in this Agreement shall cause the relationship between the Investors and GEG Ventures to be treated as a partnership or joint venture, and this Agreement shall not be treated as an agreement of any such partnership or joint venture. The Investors shall be treated as a partners of GEG Ventures for U.S. federal and applicable state and local tax purposes and, accordingly, income and losses and any tax items corresponding to the Profit Interest Percentage will be reported to the Investors on schedule K-1 as set forth in Annex A to this Agreement, which is hereby incorporated into this Agreement and the governing documents of GEG Ventures. This Agreement shall be treated as part of the “partnership agreement” of GEG Ventures for U.S. federal income tax purposes. The Parties shall mutually determine the issue price of the Profit Interest, which shall be treated as a capital contribution to GEG Ventures and shall increase the opening capital account balance of the Investor for purposes of maintaining capital accounts and allocating income and loss to the Investor. The Parties shall not take any position for tax purposes that is inconsistent with the intended treatment described in this Paragraph 7, except as required by a final determination within the meaning of Section 1313(a)(1) of the Code.
8.
Tax Matters.
(a)
Each Investor shall deliver to GEG Ventures a duly competed and validly executed Internal Revenue Service (“IRS”) Form W-9. Each Investor hereby acknowledges that, if it has not delivered an up-to-date, duly completed and validly executed IRS Form W-9 to GEG Ventures, any payments to such Investor pursuant to this Agreement will be subject to tax withholding. To the extent any Investor has provided a duly completed and validly executed IRS Form W-9 to GEG Ventures, such Investor shall promptly deliver to GEG Ventures an updated Form W-9 in the event any information previously provided has changed or becomes inaccurate. The Parties shall cooperate in good faith to mitigate the imposition of any withholding tax on the Investors in connection with this Agreement.
(b)
Notwithstanding anything to the contrary in this Agreement or the governing documents of GEG Ventures:
(i)
GEG Ventures will use commercially reasonable efforts to provide each Investor with any additional tax information it reasonably requests in connection with its investment in GEG Ventures (including, without limitation, estimated IRS Schedules K-1).

(ii)
GEG Ventures will obtain the Investors’ prior written consent before making any tax election, or settling any tax audit or proceeding, in a manner that is materially and disproportionately adverse to any Investor (or the Investors as a whole).
(iii)
To the extent of available cash, GEG Ventures shall make quarterly cash distributions to each Investor in an amount sufficient to allow such Investor to pay its income tax liability (including estimated taxes) incurred on the aggregate taxable income and gain of GEG Ventures allocated to such Member, net of cumulative taxable loss of GEG Ventures allocated to such Investor in all prior fiscal years (and not previously taken into account pursuant to this sentence), but only to the extent such liability exceeds the aggregate cash distributions previously made to such Member pursuant to Paragraph 1 (a “Tax Distribution”). Tax Distributions shall be calculated based on the highest maximum combined marginal U.S. federal, state and local income tax rates applicable to an individual or a corporation (whichever is higher) resident in New York, New York (having regard to the character of the relevant income or gain and taking into account Section 1411 of the Code) for such fiscal quarter. If the amount of a Tax Distribution is reduced due to a shortfall of available cash, such reduction shall be allocated among the Investors proportionately based on the relative size of the Tax Distributions such Investors would have received had no such reduction been made. A Tax Distribution to an Investor shall be treated as an advance against future distributions to such Member under Paragraph 1.
9.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
10.
Jurisdiction. The Parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, solely if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties (a) hereby irrevocably submits to the exclusive jurisdiction of such courts (and the appropriate appellate courts therefrom) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), in any way arising out of or relating to this Agreement, its negotiation or terms, or the transactions contemplated hereby, (b) hereby waives to the fullest extent permitted by law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process at the address set forth on its signature page hereto in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested.
11.
JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED

FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY ENTERING INTO THIS AGREEMENT.
12.
Headings and Captions. All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement. The Schedules and Annexes are considered a part of this Agreement.
13.
Assignment. Neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any assignment, delegation or transfer without such consent shall be null and void ab initio, except that (i) each Investor may assign its rights under this Agreement to any of its respective affiliates (excluding portfolio companies) without such consent, so long as such Investor provides prior written notice to GEG Ventures of any such assignment, and such Investor shall remain responsible for the performance of the obligations of such affiliate hereunder, and (ii) GEG Ventures may assign, delegate, or transfer its rights and obligations under this Agreement to any of its affiliates without such consent, provided that GEG Ventures provides prior written notice to each Investor of any such assignment, and GEG Ventures shall remain responsible for the performance of the obligations of such affiliate hereunder.
14.
Amendment. No provision of this Agreement may at any time be amended, waived or otherwise modified unless set forth in a written instrument making specific reference to this Agreement that identifies itself as an amendment, waiver or other modification of this Agreement that is executed by each of the Parties. The failure of any Party to enforce any provision hereof shall in no way be construed as a waiver of such provision or of any other provision and shall not affect the right of such Party thereafter to enforce each and every provision hereof in accordance with its terms. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
15.
Entire Agreement. This Agreement, along with the other agreements, certificates, documents, and instruments contemplated hereby or thereby, or referenced herein or therein, and all annexes, attachments, exhibits, and schedules hereto or thereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior agreements, arrangements, representations, or understandings by or among the Parties, written or oral, to the extent they conflict with or relate in any way to the subject matter hereof.
16.
Counterparts. This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement (or amendment, as the case may be). To the extent permitted by law, facsimile or other electronic signatures (including .pdf) shall be deemed acceptable and binding.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day, month and year first above written.

INVESTORS:

KLCP FUND III (EU) MASTER AIV LP
By:
Name: Doug Gerowski
Title: Partner, Authorized Signatory

Address:

c/o Kennedy Lewis Investment Management LLC

225 Liberty Street, Suite 4210

New York, NY 10281

Attention: Doug Gerowski E-mail: Doug.Gerowski@klimllc.com
KLIM DELTA HQC3 LP
By:
Name: Doug Gerowski
Title: Partner, Authorized Signatory

Address:

c/o Kennedy Lewis Investment Management LLC

225 Liberty Street, Suite 4210

New York, NY 10281

Attention: Doug Gerowski E-mail: Doug.Gerowski@klimllc.com

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND IV-C LP
By:
Name: Doug Gerowski
Title: Partner, Authorized Signatory

Address:

c/o Kennedy Lewis Investment Management LLC

225 Liberty Street, Suite 4210

New York, NY 10281

Attention: Doug Gerowski E-mail: Doug.Gerowski@klimllc.com

GREAT ELM REAL ESTATE VENTURES, LLC
By:
Name:
Title:

Address: _______________________________

GREAT ELM GROUP, INC. (solely for purposes of Paragraphs 2 and 3)
By:
Name:
Title:

Address: _______________________________

Annex A

TAX TREATMENT OF GEG VENTURES INTERESTS

1.
The General Provisions.
(a)
The economic arrangement among the Parties hereto is embodied in the Agreement. This Annex A shall not be construed in a manner that is contrary to such arrangement, it being understood that this Annex A shall govern solely the tax consequences and tax related matters of such arrangement.
(b)
Any termination of the Agreement or assignment of any Party’s rights and obligations under the Agreement shall not affect the continuing application of the provisions of this Annex A, and those provisions providing for the resolution of all matters regarding U.S. federal income tax reporting. The provisions of this Annex A shall inure to the benefit of, and be binding upon, Kennedy Lewis Investment Management LLC, Great Elm Real Estate Ventures, LLC, and Great Elm Group, Inc., and their successors and assigns.
(c)
Capitalized terms used in this Annex A that are not otherwise defined in the Agreement have the meanings given to them in the Agreement or the Governing Agreement of GEG Ventures, as applicable.
(d)
Any amendments to this Annex A that could reasonably be expected to result in materially adverse tax consequences that are disproportionate to the Investor (determined solely with respect to the Investor’s rights, liabilities and obligations hereunder and without regard to other circumstances or attributes of the Investor), as determined in good faith by the Managing Member, shall require the prior written consent of the Investor, which shall not be unreasonably withheld, conditioned or delayed.
2.
Certain Definitions. For the purposes of this Annex A, the following terms shall have the following meanings.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, or portion thereof, after giving effect to the following adjustments:

(a)
Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704- 1(b)(2)(ii)(c) and the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and
(b)
Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704- 1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Capital Contributions” shall mean with respect to any Member, the amount of cash and the fair market value (on the date contributed) as determined by the Managing Member of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member (or its predecessors in interest) with respect to the interest in the Company held by such Member.

“Agreement” means that certain letter agreement to which this Annex A is attached.

“Distributions” shall mean distributions made by the Company to Members within the meaning of Section 731, including, for the avoidance of doubt, payments made to the Investor under Section 1 of the Agreement.

“Managing Member” shall mean Great Elm Group, Inc., a Delaware corporation.

“Governing Agreement of GEG Ventures” shall mean that certain Amended and Restated Limited Liability Company Agreement of Great Elm Real Estate Ventures, LLC, dated as of July 31, 2025, as may be amended, supplemented, or otherwise modified from time to time.

“Member” shall mean a Person that is treated as a partner of the Company for U.S. federal income tax purposes. For the avoidance of doubt, as a result of the transactions contemplated in the Agreement, the Investor will be treated as a Member of the Company.

“Percentage Interests” shall mean the Profit Interest Percentage.

3.
Tax Matters.
(a)
Capital Accounts.
(i)
Each Member shall have a single book capital account which reflects each Member’s Capital Contributions to the Company (a “Capital Account”) and a single tax capital account which reflects the adjusted tax basis of the Capital Contributions contributed by each Member to the Company. Each Capital Account and tax capital account shall also reflect the allocations made pursuant to Section 10, Distributions, and otherwise be maintained and adjusted in accordance with Code Section 704 and the principles set forth in Regulations Sections 1.704-1(b) and 1.704-2.
(ii)
After application of Section 10(b), any remaining net profits or losses of the Company for the taxable year (or items of income, gain, loss or deduction) shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account Distributions made during such taxable year, or portion thereof it, as nearly as possible, equal (proportionately) to (A) the Distributions that would be made to such Member in a hypothetical liquidation of the Company as of the close of such year (assuming for purposes of such hypothetical liquidation that all the assets of the Company are sold at prices equal to their gross fair market values at the time of their contributions to the Company (and as adjusted as necessary or appropriate to reflect the relative economic interests of the Members in the Company, as determined in good faith by the Managing Member and adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) and the net proceeds thereof are distributed to the Members in accordance with their percentage interests after the payment of all Company liabilities were satisfied (limited, in the case of recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities)), minus (B) any amounts that the Member is deemed obligated to restore under Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5). For the avoidance of doubt, the allocations of Company items of income, gain, deduction, loss or credit are intended to achieve the economic arrangement between the Members as contemplated by Section 1 of the Agreement.
(b)
Regulatory Allocations.
(i)
Notwithstanding any other provision of this Agreement, (A) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i) and (B) “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, of the Company shall be allocated to the Members in accordance with their Percentage Interests.
(ii)
This Agreement hereby includes “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Members on a priority basis to the extent and in the manner required by such provisions.
(iii)
To the extent that items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such items of loss or deduction relate (after taking into account the allocation of all items of income and gain for such taxable period), such items of loss or deduction shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 10(a) as if such Member were not a Member.
(iv)
If any Member has an Adjusted Capital Account Deficit at the end of any taxable year, such Member shall be specially allocated items of income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 10(b)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 10(b)(iv)have been made as if Section 10(b)(iii) and this Section 10(b)(iv)were not in this Agreement.
(v)
Any allocations required to be made pursuant to Section 10(b) of this Agreement (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other Regulatory Allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of net profits or net losses pursuant to Section 10(a) so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 10(a) had such Regulatory Allocations not occurred.
(c)
Tax Allocations. The allocations of Company items of income, gain, loss, or deduction for tax return and tax capital account purposes shall follow the principles of the allocations under Section 10(a), and recognizing the complexity of allocations for tax purposes, the Managing Member shall have the authority to alter the Capital Account allocations and tax capital account allocations as reasonably necessary and as determined in good faith to effect the intended economic arrangement of the Members as set forth in Section 1 of the Agreement. Notwithstanding the foregoing sentence, U.S. federal income tax items relating to any property that is contributed to the Company in which there is a difference between the basis of such property in the hands of the Company and the fair market value of such property at the time of its contribution shall be allocated among the Members in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in a manner reasonably determined by the Managing Member in good faith to take into account the difference between the fair market value and the tax basis of such contributed property as of the date of its contribution to the Company. Allocations pursuant to this Section 10(c) are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of net profits or losses and any other items or distributions pursuant to any provision of this Agreement.
(d)
Tax Reporting. The Company will perform customary tax reporting, including providing each Member with a timely IRS Schedule K-1 each year.
(e)
Partnership Tax Audit Rules.
(i)
For each taxable year of the Company, the Managing Member shall select a Person (which may be itself), to serve as the Company’s “partnership representative” under Section 6223(a) of the Code as amended by Section 1101 of the U.S. Bipartisan Budget Act of 2015 (such partnership representative, the “Tax Representative”). The Tax Representative is hereby granted the corresponding designation under any similar provisions of any state, local or non-U.S. tax laws. If the Tax Representative is not a natural person, the Managing Member shall select an individual to act on behalf of the Tax Representative (the “Designated Individual”). The Managing Member is specifically directed and authorized to take whatever steps the Managing Member, in its sole discretion, deems necessary or desirable to perfect the designation of the Tax Representative and, if applicable, the Designated Individual, including filing any forms or documents with the U.S. Internal Revenue Service and taking such other action as may from time to time be required under applicable Treasury Regulations, as well as to perfect any similar designation under any state, local or non-U.S. law. Each Member hereby consents to such designation and agrees that, upon the reasonable request of the Managing Member, it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.
(ii)
The Tax Representative shall have the sole discretion to determine all matters and shall be authorized to take any actions it deems necessary, with respect to any audit, examination or investigation (including any judicial or administrative proceeding) of the Company by any taxing authority (including, but not limited to, the allocation of any resulting taxes, penalties or interest among the Members and whether to make an election under Section 6226 of the Code with respect to any audit or examination of the Company). Each Member acknowledges and agrees that both the Company and the Members will be bound by the actions taken by the Tax Representative in connection with any such proceeding. If the Tax Representative makes an election under Section 6226 of the Code with respect to any audit adjustment of any item of the Company’s income, gain, loss, deduction or credit (or adjustment of the allocation of any such items among the Members), each Member shall comply with the requirements set forth in Section 6226 of the Code (and any applicable guidance issued thereunder) with respect to such election. With respect to any audit, examination or investigation (including any judicial or administrative Proceeding) of the Company by any taxing authority, each Member shall provide such information as the Tax Representative may reasonably request, including to reduce the amount of any resulting tax required to be paid by the Company. The obligations of a Member pursuant to this Section 10(d)(ii) shall survive the termination of such Member’s interest in the Company, the termination of this Agreement and the dissolution, winding-up and termination of the Company.
(iii)
No Member shall, to the fullest extent permitted by applicable law, without the consent of the Managing Member, (A) file a request for administrative adjustment of Company items, (B) file a petition with respect to any Company item or other tax matters involving the Company nor (C) enter into a settlement agreement with any taxing authority with respect to any Company items.

Schedule I

Investor Name	Pro Rata Share
KLCP Fund III (EU) Master AIV LP	46.4266%
KLIM Delta Hqc3 LP	4.2684%
Kennedy Lewis Capital Partners Master Fund IV-C LP	49.3050%